UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 7, 2018

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 7, 2018, 1st Constitution Bancorp (the “Company”) appointed Naqi A. Naqvi as the Company’s Senior Vice President and Chief Accounting Officer.

Prior to his appointment as Senior Vice President and Chief Accounting Officer of the Company, Mr. Naqvi, age 61, served as Executive Vice President and Chief Financial Officer of New Jersey Community Bank (“NJCB”) from March 3, 2012 to April 11, 2018, when NJCB was merged with and into the Company’s wholly-owned subsidiary, 1st Constitution Bank (the “Merger”).  Mr. Naqvi brings to 1st Constitution Bank (the “Bank”) over 35 years of experience in community banking.  Prior to joining NJCB in early 2010, he held a number of senior management roles at financial institutions, including Greater Community Bancorp and Village Bank of South Orange.  Mr. Naqvi started his career at First Virginia Bank before joining Village Bank of South Orange in 1983.  He then joined Greater Community Bancorp in 1986 as Treasurer and was subsequently elevated to Senior Vice President and Chief Financial Officer during his 22 years of service with Greater Community Bancorp.  Mr. Naqvi is a graduate of Virginia Commonwealth University with a degree in accounting and finance.

In connection with Mr. Naqvi’s appointment as Senior Vice President and Chief Accounting Officer of the Company, the Company and the Bank entered into an employment agreement with Mr. Naqvi on May 7, 2018 (the “Employment Agreement”).  The Employment Agreement, which is for a term of two years, provides Mr. Naqvi with an annual base salary of $190,000 pro rata for the remainder of the year ending December 31, 2018, with any subsequent increase in annual base salary to be determined by the Board of Directors of the Company and the Bank (the “Base Salary”).  Mr. Naqvi is eligible to participate in the Company’s stock equity plans on at least an annual basis and to receive a cash bonus, each as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board.  Mr. Naqvi will also be entitled to participate in the employee benefit plans maintained by the Bank for the benefit of its employees generally.

The Employment Agreement also provides that in lieu of any payments to be made to Mr. Naqvi under his change in control agreement with NJCB as a result of the Merger, Mr. Naqvi will be entitled to receive the following amounts to be paid by the Company or the Bank in the event of (i) Mr. Naqvi’s death or Disability (as defined in the Employment Agreement) or (ii) the termination of employment of Mr. Naqvi by the Company and the Bank with or without Just Cause (as defined in the Employment Agreement) or (iii) the termination of employment with the Company and the Bank by Mr. Naqvi for any reason whatsoever or for no reason (collectively, the “Employee’s Termination”):

(A)          if the Employee’s Termination occurs on or prior to April 11, 2019, an amount equal to $329,413.30; or

(B)          if the Employee’s Termination occurs between April 12, 2019 and April 11, 2020, an amount equal $164,706.65.

In addition, if Mr. Naqvi receives any payment from the Company or the Bank as described above for reasons other than Mr. Naqvi’s death or Disability, then Mr. Naqvi and his dependents will be eligible to continue coverage under the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment, at Mr. Naqvi’s election and contribution requirements, for a period of twelve (12) months following the date of termination of employment.

The Employment Agreement further provides that in the event of a Change in Control (as defined in the Employment Agreement) of the Company and Mr. Naqvi’s employment pursuant to the Employment Agreement is terminated (i) by the Company or the Bank within twelve (12) months after such Change in Control of the Company without Mr. Naqvi’s prior written consent or for a reason other than Just Cause, Disability or death of Mr. Naqvi or (ii) by Mr. Naqvi for any reason, Mr. Naqvi will be paid (a) an amount equal to two times the aggregate of the Base Salary plus an amount equal to the cash bonus paid or payable to him with respect to the immediately prior calendar year, less (b) any amounts payable to Mr. Naqvi pursuant to the immediately preceding paragraph.

The foregoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated as of May 7, 2018, by and between 1st Constitution Bancorp and 1st Constitution Bank, on one hand, and Naqi A. Naqvi, on the other hand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date: May 11, 2018	By:	/s/ Robert F. Mangano
Name: Robert F. Mangano
Title: President and Chief Executive Officer